UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CITIZENS FIRST BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	38-3573582
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

525 Water Street
Port Huron, Michigan 48060
(810) 987-8300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

copies of communications to:
Mr. Marshall J. Campbell	David J. Mack, Esq.
President and Chief Executive Officer	Werner & Blank, LLC
Citizens First Bancorp, Inc.	7205 W. Central Avenue
525 Water Street	Toledo, OH 43617
Port Huron, Michigan 48060	(419) 841-8051
(810) 987-8300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [X].

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 , other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ].

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount to	Offering Price	Aggregate Offering	Amount of
to be Registered	be Registered	Per Share(1)	Price(1)	Registration Fee
Common Shares, par value $0.01 per share	500,000	$22.71	$11,355,000	$1,439

(1)	Estimated solely for the purpose of determining the registration fee. The figure was calculated pursuant to Rule 457(c) using the average of the high and low prices for the common shares of Citizens First Bancorp, Inc. as reported on The NASDAQ Stock Market on May 24, 2004 (such date being within five business days prior to the date of filing the Registration Statement.)

PROSPECTUS

CITIZENS FIRST BANCORP, INC.
DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PLAN

500,000 Common Shares, Par Value $0.01 per Share

     Citizens First Bancorp, Inc. is offering to its shareholders the opportunity to purchase the Company’s common shares, par value $0.01 per share (the “Common Stock”), by reinvesting dividends or by making optional cash investments under the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”). Citizens First Bancorp, Inc. currently sponsors a Dividend Reinvestment Plan for its shareholders which does not allow for optional cash purchases. If you are currently enrolled in the existing Dividend Reinvestment Plan, your enrollment will not change under the Plan, but you will now have the option to make cash purchases of stock above and beyond the amount of your dividend.

     We use the term “we”, “Citizens First Bancorp” or the “Company” to refer to Citizens First Bancorp, Inc., a corporation organized under Delaware law. This prospectus describes the Plan and provides complete details on it as it is currently in effect. Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock, as well as make optional cash investments of $500 or more per investment in Common Stock up to a total of $5,000 per calendar quarter. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock.

     Citizens First Bancorp is a savings and loan holding company with its principal office located at 525 Water Street, Port Huron, Michigan 48060, telephone (810) 987-8300. Citizens First Bancorp’s common shares are traded on the Nasdaq National Market under the symbol “CTZN”.

     The Administrator of the Plan will purchase shares of Common Stock for participants either on the open market or, at the discretion of the Company, from the Company. Shares purchased for participants from the Company will be purchased at a price equal to the average of the midpoints, computed to four decimal places, between the high and low prices per share for transactions in Citizens First Bancorp common shares on each of the five trading days immediately preceding the purchase date. If the Administrator of the Plan instead purchases shares on the open market for participants, the price of the shares to participants will be the weighted average price of the shares purchased on the open market with the dividend payment and optional cash investments. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan or for participating in the Plan. The Administrator will charge participants the brokerage commissions for the sale of shares of Common Stock at the election of the participant.

     Please read this Prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about the Plan, please call Registrar and Transfer Company, the Plan Administrator, toll free at 1-800-368-5948. Customer service representatives are available between the hours of 8:30 A.M. and 7:00 P.M. Eastern Time, Monday through Friday.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Citizens First Bancorp common shares are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in our common shares, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.

The date of this Prospectus is May 26, 2004.

THE COMPANY

     The Company, a savings and loan holding company registered with the Office of Thrift Supervision, is headquartered in Port Huron, Michigan. The Company provides banking and related financial services through its two subsidiary banks, Citizens First Savings Bank and Metrobank, each of which is a Michigan-chartered savings bank. The Company’s principal executive offices are located at 525 Water Street, Port Huron, Michigan 48060, telephone (810) 987-8300.

THE PLAN

     If you have an account under the Company’s Dividend Reinvestment Plan on the effective date of the new Plan, your account will continue unchanged without any action on your part. However, should you wish to take advantage of the new optional cash purchase feature available through the new Plan, you will need to complete the attached enrollment form. The following is the description of the Plan.

Purpose

1.	What is the purpose of the Plan?

The Plan offers holders of Common Stock a systematic method of investing their cash dividends in Common Stock without the payment of any brokerage commission, service charge or other expense in the Plan. The Plan also provides the Company with the means of raising new capital since the Company may choose to issue new shares of Common Stock or to sell shares of Common Stock it holds in treasury to participants, as opposed to having the Administrator purchase shares in the open market for participants.

2.	What are some of the advantages of the Plan?

A participant in the Plan who authorizes reinvestment of dividends will have the following options:

a.	Dividend reinvestment on all shares owned of record or later acquired of record.

b.	The shareholder may indicate the number of shares on which the shareholder wishes to have dividends reinvested. That number of shares can be any number, up to and including the number of shares currently owned of record.

c.	Participants can avoid the inconvenience and expense of safekeeping certificates for shares credited to their Plan accounts since certificates for such shares will only be issued at the request of a participant or upon termination of participation. In addition, participants at no cost may deposit shares currently participating in the Plan and being held by them in certificate form with the Plan Administrator.

This will relieve participants of the responsibility for loss, theft, or destruction of their certificates participating in the Plan. All shares held by the Plan Administrator must be participating in the Plan.

d.	Periodic statements of account will simplify record keeping.

e.	Dividends on the designated shares will be reinvested in shares of Common Stock at market price (see Question 10). There are no brokerage commissions or service charges for purchases under the Plan. Full investment of funds is possible because the Plan permits fractions of shares, as well as full shares, to be purchased. A statement of account will be mailed to each participant following each payment of a dividend pursuant to the terms of the Plan.

Administration

3.	Who administers the Plan for the participants?

Registrar and Transfer Company (the “Plan Administrator”), a corporation independent of and not affiliated with the Company, administers the Plan for participants, keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of the Plan Administrator or its nominee as agent for participants in the Plan.

All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:

Registrar and Transfer Company
Attention: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016

Phone: 1-800-368-5948
Email: info@rtco.com.

The Plan Administrator or the Company may terminate or suspend the Plan at any time by written notice to participants. The terms and conditions of the Plan may be amended by the Plan Administrator, with the concurrence or at the direction of us, at any time by mailing an appropriate notice to participants at least 30 days prior to the effective date of the amendment in question.

Eligibility

4.	Who is eligible to participate?

All holders of record of shares of Common Stock of the Company are eligible to participate in the Plan. Before they may participate in the Plan, any beneficial owner of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee) must either become shareholders of record by having their shares transferred into their names, or make appropriate arrangements with their broker or bank to participate in the Plan for the benefit of such shareholder. The Common Stock of the Company is Depository Trust Company (DTC) eligible under CUSIP number 17461R106.

You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.

Participation by Shareholders

5.	How do shareholders participate?

An eligible shareholder may join the Plan by completing and signing the Shareholder Authorization Form enclosed herewith and returning it to the Administrator. A Shareholder Authorization Form and a postage-paid return envelope may be obtained at any time by contacting the Plan Administrator.

6.	When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If the Shareholder Authorization Form is received by the Administrator prior to the dividend record date (dividend record dates normally occur in February, May, August and November), the next dividend paid will be used pursuant to the Plan, to purchase shares of Common Stock. If the Shareholder Authorization Form is received after the dividend record date, that dividend will be paid in cash and participation in the Plan will begin with the subsequent cash dividend payment.

7.	What does the Shareholder Authorization Form provide?

The Shareholder Authorization Form enrolls the participant in the Plan and it directs the Administrator to either reinvest all dividends or dividends on a designated number of shares of the Common Stock registered in the participant’s name. The number of shares on which the shareholder may reinvest dividends may be any number of one or more, up to and including the number of shares currently owned of record.

8.	Can shareholders participate with less than 100% of their cash dividends?

Yes. Eligible shareholders have the option under the Plan to designate the number of shares to participate in the Plan. Once the number of shares to participate has been selected, that number will remain in effect until the election is changed.

9.	May shareholders change their election under the Plan?

Yes. At any time, shareholders may change their election of the number of shares of Common Stock participating in the Dividend Reinvestment Plan. To do so, a new Shareholder Authorization Form must be completed and returned. The answer to Question 5 describes how to obtain a Shareholder Authorization Form and a return envelope. Any change of election concerning the reinvestment of dividends must be received by the Administrator at least one week prior to the dividend record date to be effective for that dividend.

Purchases

10.	What will be the price of Common Stock purchased under the Plan?

We may choose to have shares purchased on the open market or directly from Citizens First Bancorp. The price per share of all shares purchased in the open market will be the market price of such shares on the Nasdaq National Market on the date of purchase. The price at which the shares will be deemed to have been acquired for participants’ Plan accounts will be the weighted average price of shares purchased as a result of any single dividend payment by the Company, together with the amount of any optional cash investments.

If we choose to sell newly issued or treasury shares to participants, the price per share will be the average of the midpoints, computed to four decimal places, between the high and low prices per share for transactions in Citizens First Bancorp common shares on each of the five trading days immediately preceding the purchase date. If no trading in the shares occurs on The Nasdaq Stock Market in common shares on any one or more of the five trading days immediately preceding the purchase date, the price for the date on which no trading occurs will be determined with reference to the next preceding date on which the shares were traded.

11.	How are shares acquired under the Plan?

Shares of Common Stock of the Company acquired by participants in the Plan will be purchased from the Company, or purchased on the open market.

12.	How will the number of shares purchased for each participant be determined?

The number of shares that will be purchased from a participant’s dividend will depend on the amount of that dividend and the applicable purchase price of the Common Stock. The participant’s account will be credited with the number of shares, including any fractional share (computed to the third decimal), that results from dividing the amount of dividends plus any optional cash payments to be invested by the applicable purchase price.

13.	When will purchases of Common Stock be made?

The Administrator will purchase Common Stock for the Plan either on the dividend payment date or within thirty (30) days following the dividend payment date.

Dividends

14.	Will dividends be paid on shares held in Plan accounts?

Yes. Cash dividends on full shares and any fraction of a share credited to each Plan account will be reinvested automatically in full under the Plan in additional shares of Common Stock and credited to each account.

Costs

15.	Are there any out-of-pocket expenses to a shareholder who participates in the Plan?

You will not pay any brokerage commissions or service charges for participating in the Plan, other than those described below. Except as described in this Prospectus, we will pay the costs of administering the Plan.

Dividend reinvestment fee	No charge
Purchase by check	No charge
Duplicate statement	No charge
Stock certificate	No charge
Withdrawal/termination from Plan	No charge
Returned check/insufficient funds	$26.00 per check
Sale of stock	$20.00 plus brokerage commissions and any applicable transfer tax incurred

If a check is returned for insufficient funds, Registrar and Transfer reserves the right to sell all or a portion of your Plan shares to cover the returned check fee.

Optional Cash Payments

16.	May cash be added to purchase additional shares?

Yes. Additional shares may be purchased with optional cash payments by participants in the Plan.

17.	When can optional cash payments be made?

Optional cash payments received by the Administrator will be invested in additional shares concurrently with the dividend being reinvested. The Administrator will accept optional cash payments at anytime following a cash dividend record date and prior to such dividend’s payment date. The Administrator will return to participants any optional cash payments which are not invested within thirty (30) days following such cash dividend’s payable date. Optional cash payments received after the payable date for a dividend will be received too late to be invested with the proceeds received by the Administrator from such dividend and the optional cash payment will be returned to the participant. No interest will be paid on any optional cash payment while held by the Administrator.

18.	What is the maximum aggregate amount of cash that can be invested through optional cash payments?

Up to $5,000 per calendar quarter in optional cash payments can be invested in the Plan. Each optional cash payment must be at least $500. The same amounts of cash need not be sent each quarter. Whether you make any optional cash payments to invest in Common Stock is completely at your discretion.

In the case of a nominee who holds Common Stock for more than one beneficial owner, optional cash investments of more than $5,000 per quarter may be made provided such nominee certifies to the Administrator and the Company, accompanied by such documentation as the Company may require, that each beneficial owner is not making optional cash investments in excess of the quarterly limit.

The Company reserves the right, in its sole discretion, to determine who is an owner for purposes of the foregoing restriction, and, without limitation, to determine whether optional cash payments by any particular owner aggregate more than $5,000 in any quarter. The Company may require evidence satisfactory to it in its sole discretion to demonstrate compliance with the $5,000 limitation.

19.	How can I make an optional cash payment to purchase additional shares?

A participant can make an optional cash payment to purchase additional shares by returning the Authorization Form, completed for your optional cash investment, to the Administrator with a check drawn on a U. S. bank made payable to Registrar and Transfer Company at the address in paragraph 3 above. Please do not send cash. The Administrator will provide Authorization Forms to participants upon request.

Reports to Participants

20.	What reports will be sent to participants in the Plan?

A statement of account showing amounts invested, purchase prices, shares purchased, and other information for the year to date will be mailed quarterly to each participant as soon as practicable after each purchase of Common Stock, normally within 10 business days following such purchase. These statements are a continuing record of current activity and the cost of purchases and should be retained for tax purposes. A year-end statement will also be mailed.

In addition, participants will receive copies of communications sent to all holders of the Company’s Common Stock, including the annual report to shareholders, any quarterly report provided to shareholders, a notice of the annual meeting of shareholders and proxy statements, and information for reporting dividend income for federal income tax purposes.

Certificates for Shares

21.	Will certificates be issued for shares of Common Stock purchased under the Plan?

No certificate will be issued to a participant for shares of Common Stock credited to his or her Plan account unless he or she requests the Plan Administrator in writing to do so (see Question 3), or until the participant’s account is terminated. Shares of Common Stock purchased through the Plan for a participant will be credited to the account of the participant, registered in the name of the Plan and held in book entry form. The number of shares credited to a participant’s Plan account, as well as the number of shares of Common Stock on which dividends are being reinvested will be shown on the periodic statement of the participant’s account.

A participant may, at any time, request in writing that the Plan Administrator send the participant a certificate for all or part of the whole shares of Common Stock credited to his or her Plan account. Any remaining whole or fractional shares will continue to be credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

22.	In whose name will certificates be registered when issued?

Accounts under the Plan will be maintained in the name in which participants’ shares of Common Stock were registered at the time they enrolled in the Plan. Consequently, certificates for whole shares of Common Stock will be similarly registered when issued unless the participant requests issuance of the shares in a different name(s). If different registration of the shares is desired, the participant should call the Plan Administrator for transfer instructions (see Question 3).

23.	May shares in a Plan account be pledged?

No. Shares of Common Stock credited to the Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign such shares must request that a certificate for such shares be issued in his or her name.

Withdrawal of Shares

24.	How does a participant withdraw shares from the Plan?

A participant may withdraw all or a portion of the whole shares of Common Stock credited to his or her Plan account by notifying the Plan Administrator in writing (see Question 3), specifying the number of whole shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to the participant at the earliest possible opportunity. In no case will certificates for fractional shares be issued. After a participant withdraws shares of Common Stock from his or her Plan account, cash dividends on such shares will continue to be reinvested in accordance with the instructions given by the participant on his or her most recently dated Authorization Form, so long as the participant remains the record holder of such shares and has not terminated his or her participation in the Plan.

25.	Can a participant sell shares of Common Stock held in his or her Plan account?

A participant may request that all or a portion of the shares of Common Stock held in his or her Plan account be sold by completing the “Sale of Shares” section at the bottom of his or her account statement or by writing a letter of instruction to the Plan Administrator (see Question 3). Any such request must be signed by a person named on the Plan account. Sale of shares of Common Stock held in a participant’s Plan account does not terminate Plan participation if the participant remains the registered owner of at least one share of Common Stock, unless the participant specifically requests such termination. Sales will be executed within ten business days of receipt by the Plan Administrator of a duly executed request. Proceeds from the sale of shares of Common Stock will depend on, among other things, the market price of the Common Stock at the time the sale order is directed by the Plan Administrator. Such market price may vary significantly between the time the participant submits his or her request for sale of the shares and the time the sale order is directed by the Plan Administrator with a broker. There can be no guarantee that the shares of Common Stock will be sold at a specific price. The participant will receive a check for the proceeds of the sale, less any applicable fees and commissions, and any applicable transfer tax incurred.

26.	What happens to any fractional share when a participant directs the Plan Administrator to sell or withdraw all shares from his or her Plan account?

Any fractional share will be directed to be sold by the Plan Administrator and a cash payment made for the sale price thereof, less any applicable fees and commissions, and any applicable transfer tax incurred. The net proceeds of any fractional share, together with any proceeds from the sale of whole shares or a certificate for whole shares, as the case may be, will be mailed to the participant.

Termination of Participation in the Plan

27.	How does a participant terminate participation in the Plan?

A participant may terminate his or her participation in the Plan at any time by notifying the Plan Administrator in writing (see Question 3). If notice of termination is received at least two weeks before the record date for a cash dividend, that dividend will be paid, in cash, to the participant; otherwise that dividend will be reinvested for the participant’s Plan account. No terminations will be processed between a dividend record date and a dividend payment date. Any requests for termination of participation received during this period will be held until the shares purchased with the dividend are posted to the participant’s account. Any optional cash payment which has been received by the Plan Administrator prior to receipt of notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is requested in a written notice received by the Plan Administrator at least one week prior to the date when such cash payment is to be invested. Thereafter, the participant’s participation in the Plan will be terminated, the Plan account will be closed, and all dividends on Common Stock held by the participant of record will be paid directly to that participant.

Termination of dividend reinvestment will automatically terminate a participant’s right to invest in additional shares of Common Stock by making optional cash payments.

28.	What will participants receive when they terminate participation in the Plan?

The Plan Administrator will send to a participant who has terminated participation in the Plan a certificate for the number of whole shares in his or her Plan account unless directed otherwise. Any fractional share will be sold and a cash payment will be made to the participant for the sale price thereof, less any applicable fees and commissions and any applicable transfer tax incurred.

29.	May a former participant later rejoin in the Plan after termination?

Yes. Any eligible shareholder of record may rejoin the Plan at any time by completing a new Shareholder Authorization Form. However, the Company may reject any such Form from a previous participant on grounds of excessive termination and rejoining.

General Information

30.	What happens when a participant sells or transfers all shares of Common Stock held in certificate form?

If a participant disposes of all of the shares of Common Stock held in certificate form, the Plan Administrator will continue to reinvest the dividends on all shares credited to that participant’s Plan account, provided there is at least one full share of Common Stock in his or her Plan account.

31.	What happens when a participant who is reinvesting dividends on all or a portion of the shares of Common Stock held in certificate form sells or transfers a portion of such shares?

If a participant who is reinvesting cash dividends on all of the shares of Common Stock held in certificate form disposes of a portion of such shares, the Plan Administrator will continue to reinvest the dividends on the remainder of such shares and, of course, will continue to reinvest the dividends on the shares of Common Stock credited to the participant’s Plan account.

If a participant who is reinvesting cash dividends on a portion of the shares of Common Stock held in certificate form disposes of a portion of such shares, the Plan Administrator will continue to reinvest cash dividends on the remainder of such shares up to the number of shares of Common Stock authorized in the participant’s most recently dated Authorization Form and will continue to reinvest the cash dividends on the shares credited to the participant’s Plan account.

For example, if a participant selected the partial dividend reinvestment option and authorized the Plan Administrator to reinvest the cash dividends paid on 50 shares of a total of 100 shares of Common Stock held in certificate form, and then the participant disposes of 25 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on 50 of the remaining 75 shares. If instead the participant disposed of 75 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on the remaining 25 shares of Common Stock.

32.	What happens if the Company declares a stock dividend or stock split?

Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock owned by the participant and held in certificate form will be issued in certificate form to the Participant, which additional shares will participate in the reinvestment of dividends if the option to reinvest on all shares was selected at the time of enrollment. (See Question 8.) Shares of Common Stock issued pursuant to a stock split or stock dividend on shares held in the Plan and allocated to the account of a participant, will be automatically added to such account and will automatically participate in the reinvestment of dividends.

33.	How will a participant’s shares held by the Plan Administrator be voted at shareholder meetings?

Each participant in the Plan will receive a voting authorization card on which to indicate how the shares held by the Plan Administrator in such participant’s Plan account should be voted. The Plan Administrator will vote at any annual or special meeting of shareholders full shares of Common Stock held for each participant’s account under the Plan in accordance with the directions provided by the participant to the Plan Administrator. Fractional interests will not be voted. In the event that a participant provides no direction to the Plan Administrator, shares held by the Plan Administrator for that participant under the Plan will not be voted. If a participant also holds shares of Common Stock registered in his or her own name, such participant will receive a separate proxy card for those shares in connection with any meeting of shareholders.

34.	What is the responsibility of the Company and the Plan Administrator under the Plan?

In administering the Plan, the Company and the Plan Administrator will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant’s Plan account upon such participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or incompetency, or any claim with respect to the timing or price of any purchase or sale.

Participants must recognize that neither the Company nor the Plan Administrator can assure them of a profit or protect them against a loss on shares purchased or sold under the Plan.

The Plan does not represent a change in the Company’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors in light of the Company’s earnings, financial condition and other factors.

35.	May the Plan be changed or discontinued?

Although the Company intends to continue the Plan in the future, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Written notice of any such amendment, suspension, modification or termination will be sent by the Company to participants, but the absence of notification will not affect the effectiveness of the amendment, suspension, termination or modification.

If the Company terminates the Plan for the purpose of establishing another dividend reinvestment and Common Stock purchase plan, participants in the Plan will, if the Company so elects, be enrolled automatically in such other plan and shares credited to their Plan accounts will be credited automatically under such other plan unless notice to the contrary is received.

The Company also reserves the right to terminate any shareholder’s participation in the Plan at any time.

36.	How is the Plan to be interpreted?

The Plan, the Shareholder Authorization Form, and the participants’ Plan accounts shall be governed by and construed in accordance with the laws of the State of Delaware and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the Plan will be determined by the Company and any such interpretation will be final.

The Company may adopt rules and regulations for the administration of the Plan.

37.	What is sufficient notice to a participant?

Any notice or certificate which is to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes when deposited, postage prepaid, in the United States mail, addressed to the participant at the participant’s address as it shall last appear on the Plan Administrator’s records.

38.	Can successor Plan Administrators be named?

The Company may from time to time designate a successor Plan Administrator under the Plan.

39.	What are the income tax consequences of participation in the Plan?

The following summary sets forth the general federal income tax consequences for an individual participating in the Plan. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participants and such participants’ Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock under the Plan. Additionally, in the case of shares purchased on the open market with reinvested dividends or optional cash contributions, the amount of brokerage commissions paid by Citizens First Bancorp on behalf of participants will be treated as a distribution subject to income tax in the same manner as dividends.

Shares or any fractional interest thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of such reinvested dividends. The shares or any fractional interest thereof will have a holding period beginning on the day following the purchase date.

Shares or any fractional interest thereof purchased with optional cash investments will have a tax basis equal to the amount of such payments. The holding period for such shares or fractional interest thereof will begin on the day following the purchase date.

Participants will not recognize any taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by the participants after withdrawal from or termination of the Plan. Participants will also recognize gain or loss when they receive cash payments for fractional interests in shares credited to their account upon withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares or fractional interests and the tax basis for such shares. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, and will be long-term or short-term depending on the holding period.

If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, or a participating domestic shareholder subject to backup withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant’s Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

LEGAL OPINION AND CONSENT OF EXPERTS

     A legal opinion to the effect that the shares of Common Stock offered hereby have been duly authorized and, upon issuance in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable, has been rendered by Werner & Blank, LLC.

     The consolidated financial statements of Citizens First Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the Company’s three fiscal-year periods ended December 31, 2003, including the Company’s 9 month transition period ended December 31, 2002, have been incorporated by reference herein, in reliance upon the respective reports of BDO Seidman, LLP and Plante & Moran PLLC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Effective December 31, 2002, the Company changed its fiscal-year end from March 31 to December 31.

USE OF PROCEEDS

     Citizens First Bancorp common shares acquired under the Plan that are purchased by the independent agent in open market transactions will provide no cash proceeds to Citizens First Bancorp. Proceeds from the sale of shares purchased from Citizens First Bancorp will be used for general corporate purposes, including, without limitation, investments in and advances to the Company’s subsidiaries. Based upon the anticipated growth of the Company’s subsidiary banks and the financial needs of the Company, management anticipates that the Company from time to time will engage in additional financing of a character and in amounts that have yet to be determined.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statement and other information with the SEC. You may read and copy any document we file at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the site address is http:\\www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference all documents listed below and any future filings made by us or the Plan with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offering is terminated.

     The documents we incorporate by reference are:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2003;

2.	All reports that we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to above; and

3.	The description of our Common Stock included in our Registration Statement on Form S-1 (file number 333-49234), as filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which description is contained under the subheading “Common Stock,” which is under the caption “Description of Citizens First Bancorp Capital Stock” on pp. 121-122 of Amendment No. 2 to Form S-1 filed with the SEC on January 12, 2001.

     You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by contacting Mr. Timothy D. Regan, at 525 Water Street, Port Huron, Michigan 48060, telephone number (810) 987-8300.

INDEMNIFICATION

     Under the Company’s Bylaws, directors and officers of the Company are entitled to be indemnified to the fullest extent permitted by law in connection with actual or threatened lawsuits or proceedings arising out of their service to the Company or to another organization at the request of the Company. With respect to indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act of 1933, the Company has been informed that, in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in that Act and is therefore, unenforceable.

     You should rely only on the information contained or incorporated by reference in this document to make your determination on whether or not to make an investment in the Citizens First Bancorp common shares offered hereby. No one has been authorized to provide any information that is different from what is contained in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following is an itemized statement of expenses (all but the registration fee are estimates) of the Registrant in connection with the issuance and sale of the shares of Common Stock being registered.

Registration fee	$1,439.00
Printing	$10,000.00
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$7,000.00
Transfer Agent fees and expenses	$25,000.00
Miscellaneous	$2,000.00
TOTAL	$60,439.00

ITEM 15. Indemnification of Directors and Officers.

     The Company’s certificate of incorporation contains provisions that limit the liability of and provide indemnification for its directors and officers. These provisions generally provide that directors and officers will be indemnified and held harmless by the Company when that individual is made a party to civil, criminal, administrative and investigative proceedings.

     Directors and officers will be indemnified to the fullest extent authorized by Delaware Law against all expense, liability and loss reasonably incurred.

     More specifically, Articles TENTH and ELEVENTH of our Certificate of Incorporation provide as follows:

TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Articles TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grants rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

     A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of Citizens First Bancorp, Inc. (1)

4.2	Bylaws of Citizens First Bancorp, Inc. (1)

4.3	Draft Stock Certificate of Citizens First Bancorp, Inc. (1)

5	Opinion of Werner & Blank, LLC as to the legality of the securities

23.1	Consent of Werner & Blank, LLC (contained in the opinion included as Exhibit 5)

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Plante & Moran, PLLC

24	Power of Attorney

99	Shareholder Authorization Form for use in connection with the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan

(1)	Incorporated by reference into this document from the Exhibits to the Form S-1, Registration Statement and amendments thereto, initially filed with the Securities and Exchange Commission on November 3, 2000, Registration No. 333-49234.

ITEM 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price representno more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Huron, State of Michigan, on May 26, 2004.

Citizens First Bancorp, Inc.
By:	/s/ Marshall J. Campbell
Marshall J. Campbell
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Marshall J. Campbell Marshall J. Campbell	President, Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2004

/s/ Timothy D. Regan Timothy D. Regan	Secretary, Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 26, 2004

Directors*
Walid Demashkieh, M.D.
Ronald W. Cooley
Christopher A. Kellerman

* For each of the above directors pursuant to power of attorney filed with this Registration Statement.

By:	/s/ Marshall J. Campbell	May 26, 2004

Marshall J. Campbell
(pursuant to power of attorney)

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of Citizens First Bancorp, Inc. (1)

4.2	Bylaws of Citizens First Bancorp, Inc. (1)

4.3	Draft Stock Certificate of Citizens First Bancorp, Inc. (1)

5	Opinion of Werner & Blank, LLC as to the legality of the securities

23.1	Consent of Werner & Blank, LLC (contained in the opinion included as Exhibit 5)

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Plante & Moran, PLLC

24	Power of Attorney

99	Shareholder Authorization Form for use in connection with the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan

(1)	Incorporated by reference into this document from the Exhibits to the Form S-1, Registration Statement and amendments thereto, initially filed with the Securities and Exchange Commission on November 3, 2000, Registration No. 333-49234.